                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                              (Amendment No. 3)*

                                   Frontier Oil Corp

                                    (Name of Issuer)

                                      Common Stock

                             (Title of Class of Securities)

                                       35914P105

                                     (CUSIP Number)
                                       12/31/2003

                (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
[X]      Rule 13d-1(b)
[  ]     Rule 13d-1(c)
[  ]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP No. 35914P105

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       1.       Names of Reporting Persons
                IRS Identification No:

                OppenheimerFunds, Inc.
                13-2527171
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       2.        Check the Appropriate Box if a Member of a Group (See Instructions):
                 Joint filing

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       3.       SEC Use Only
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       4.       Citizenship or Place of Organization:
                Colorado
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   Number of
     Shares     5.    Sole Voting Power:
  Beneficially       0
    Owned by
      Each
   Reporting
  Person With
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                6.    Shared Voting Power:
                     0
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                7.    Sole Dispositive Power:
                     0
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                8.    Shared Dispositive Power:
                     3,277,500
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       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                3,277,500 (beneficial ownership disclaimed pursuant to Rule 13d-4 of the
                Exchange Act of 1934)
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      10.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
                Instructions)
                [  ]
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      11.       Percent of Class Represented by Amount in Row (11):
                12.53%
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      12.       Type of Reporting Person (See Instructions):
                IA
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  CUSIP No. 35914P105

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 ------------------------------------------------------------------------------------------

       1.       Names of Reporting Persons:
                IRS Identification No:  84-1073463

                Oppenheimer Main Street Fund (formerly Oppenheimer Main Street Growth &
                Income Fund)

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 ------------------------------------------------------------------------------------------

       2.        Check the Appropriate Box if a Member of a Group (See Instructions):
                 Joint filing

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 ------------------------------------------------------------------------------------------

       3.       SEC Use Only
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

       4.       Citizenship or Place of Organization:
                Massachusetts
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 ------------------------------------------------------------------------------------------
   Number of
     Shares     5.      Sole Voting Power:
  Beneficially       1,842,100
    Owned by
      Each
   Reporting
  Person With
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

                6.      Shared Voting Power:
                     0
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 ------------------------------------------------------------------------------------------

                7.      Sole Dispositive Power:
                     0
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

                8.      Shared Dispositive Power:
                     1,842,100
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 ------------------------------------------------------------------------------------------

       9.       Aggregate Amount Beneficially Owned by Each Reporting Person:
                1,842,100
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 ------------------------------------------------------------------------------------------

      10.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See
                Instructions)
                [  ]
 ------------------------------------------------------------------------------------------
 ------------------------------------------------------------------------------------------

      11.       Percent of Class Represented by Amount in Row (11):
                7.04%
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      12.       Type of Reporting Person (See Instructions):
                IV
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 ---------------------------------------------------------------------------------------
 Item:
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      1(a)      Name of Issuer:
                Frontier Oil Corp
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      1(b)      Address of Issuer's Principal Executive Offices:
                10000 Memorial Drive, Suite 600
                Houston, TX   77024-3411
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      2(a)      Name of Person Filing:
                (i)   OppenheimerFunds, Inc.
                (ii)  Oppenheimer Main Street Fund (formerly Oppenheimer Main Street
                     Growth & Income Fund)
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      2(b)      Address of Principal Business Office or, if none, Residence:
                (i)      Two World Financial Center
                      225 Liberty Street, 11th Floor
                     New York, NY 10281-1008
                (ii) 6803 S. Tucson Way
                     Centennial, CO  80112
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      2(c)      Citizenship:
                (i)   Colorado
                (ii)  Massachusetts
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      2(d)      Title of Class of Securities:
                Common Stock
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      2(e)      CUSIP Number:
                35914P105
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       3        If this statement is filed pursuant toss.240.13d-1(b) orss.240.13d-2(b)
                or (c), check whether the person filing is a:
                (e)    X    An investment adviser in accordance with
                      ----
              ss.240.13d-1(b)(1)(ii)(E)
                (d)    X   Investment company registered under section 8 of the
                       ---
                Investment Company Act of     1940 (15 U.S. C. 80a-8).
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      4(a)      Amount beneficially owned:
                (i)   3,277,500 (beneficial ownership disclaimed pursuant to Rule
                    13d-4 of the Exchange Act of 1934)
                (ii)  1,842,100
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      4(b)      Percent of class:
                (i)   12.53% (reflects ownership reported in 4(b)(ii) below)
                (ii)  7.04%
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      4(c)      Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:
                (a)   0
                (b)   1,842,100
          (ii)  Shared power to vote or to direct the vote:
                (a)   0
                (b)   0
          (iii) Sole power to dispose or to direct the disposition of:
                (a)   0
                (b)   0
          (iv)  Shared power to dispose or to direct the disposition of:
                (a)   3,277,500
                (b)   1,842,100
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       5.       Ownership of Five Percent or Less of a Class: [  ]
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       6.       Ownership of More than Five Percent on Behalf of Another Person.:
                See Exhibit A hereto.
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       7.       Identification and Classification of the Subsidiary Which Acquired the
                Security Being Reported on By the Parent Holding Company:
                N/A
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       8.       Identification and Classification of Members of the Group:
                N/A
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       9.       Notice of Dissolution of Group:
                N/A
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      10.       Certification:
                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                  SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            02/10/04
                                                            Date

                                                      /s/ Frank J. Pavlak
                                                            Signature

                                                       Frank J. Pavlak, Vice
President
                                                            Name/Title

                                  EXHIBIT A

      The respective Boards of Directors or Trustees of the registered investment companies ("Funds") managed by OppenheimerFunds, Inc. ("OFI") that own shares of the issuer can direct the disposition of dividends received by such Funds and can dispose of such securities. Additionally, OFI shares the power to dispose of such securities with the Board of Directors or Trustees of such Funds; however, the Boards of Directors or Trustees of such Funds have delegated this responsibility to OFI as the Funds' investment advisor under the respective investment advisory agreements. OFI has an interest relating to five (5%) percent or more of such securities as disclosed on Page
2 hereof, by virtue of the interest of five percent (5%) or more of such securities by Oppenheimer Main Street Fund (formerly Oppenheimer Main Street
Growth and Income Fund) as disclosed on pages 3 and 4 hereof.  OFI disclaims ownership of such securities, except as expressly stated herein.

                                  EXHIBIT B

      The undersigned investment company hereby acknowledges and agrees that a report on Schedule 13G filed by OppenheimerFunds, Inc. on or about the date hereof, relating to the common stock of Frontier Oil Corp. is filed on behalf of the undersigned.

Dated:  February 10, 2004

                                                Oppenheimer Main Street Fund
(formerly Oppenheimer                                                   Main
Street Growth and Income Fund)

                                                By:   /s/ Kathleen T. Ives

                                                      Kathleen T. Ives
                                                      Assistant Secretary

Frontier Oil Corp a3 13g(123103).rtf